Exhibit 16.1

October 28, 2019

Office of the Chief Accountant

Securities and Exchange Commission

100F Street, NE

Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements made by Microphase Corporation (“the Company”), which were provided to us and which we understand was filed with the Commission pursuant to Item 4.01 (a) Resignation of Independent Registered Public Accountant in its Form 8-K regarding the change in independent registered public accounting firm. We agree with the statements concerning our firm in such Current Report on Form 8-K.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly yours,

/s/ Rosenberg Rich Baker Berman, P.A.